                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

        Date of Report (Date of Earliest Event Reported): July 25, 2001


                           PENWEST PHARMACEUTICALS CO.
             (Exact Name of Registrant as Specified in its Charter)


                                   Washington
                 (State or Other Jurisdiction of Incorporation)


         000-23467                                  91-1513032
  (Commission File Number)              (IRS Employer Identification No.)


       2981 Route 22, Patterson, NY                 12563-9970
(Address of Principal Executive Offices)            (Zip Code)


                                 (845) 878-3414
              (Registrant's Telephone Number, Including Area Code)

Item 5. OTHER EVENTS.

1. Penwest is providing below under the caption "Risk Factors" an updated description of the risks and uncertainties which could materially affect Penwest's business, financial condition and results of operations.

                                  RISK FACTORS

     Investing in our common stock involves a high degree of risk. You should carefully consider the risks and uncertainties described below, along with the other information contained or incorporated by reference in this report, before you decide to buy any common stock. The risks and uncertainties described below are not the only ones affecting us. Additional risks and uncertainties may also adversely affect our business and operations. If any of the following events actually occur, our business, financial condition, or results of operations would likely suffer, possibly materially. In that case, the trading price of our common stock could fall, and you could lose all or part of the money you paid to buy our common stock.

WE HAVE NOT BEEN PROFITABLE

     We have incurred net losses since 1994, including net losses of approximately $8.8 million, $7.7 million, and $8.8 million during 2000, 1999, and 1998, respectively. As of March 31, 2000, our accumulated deficit was approximately $47.1 million. The Company expects net losses to continue at least into mid 2003. A substantial portion of our revenues have been generated from the sales of our pharmaceutical excipients. Our future profitability will depend on several factors, including:

     - the completion of the development of and successful commercialization of pharmaceutical products using our TIMERx controlled release technology;

     - the addition of new product development collaborations;

     - an increase in sales of our pharmaceutical excipient products; and

     - the amount of our funding obligations under certain of our collaborations.

WE ARE DEPENDENT ON COLLABORATORS TO CONDUCT FULL-SCALE BIOEQUIVALENCE STUDIES AND CLINICAL TRIALS, OBTAIN REGULATORY APPROVALS FOR, AND MANUFACTURE, MARKET, AND SELL OUR TIMERx CONTROLLED RELEASE PRODUCTS

     We develop and commercialize our TIMERx controlled release products in collaboration with pharmaceutical companies. We are parties to collaborative agreements with third parties relating to certain of our principal products, for instance, we are relying on Ivax to conduct full-scale bioequivalence studies and clinical trials, obtain regulatory approvals for, and manufacture, market and sell one of our TIMERx controlled release products and Endo to develop and commercialize an extended release version of oxymorphone. We are also dependent on Mylan with respect to the marketing and sale of the 30 mg strength of Pfizer's generic version of Procardia XL. Our collaborators may not devote the resources necessary or may otherwise be unable to complete development and commercialization of these potential products. Our existing collaborations are subject to termination without cause on short notice under certain circumstances.

     If we cannot maintain our existing collaborations or establish new collaborations, we would be required to terminate the development and commercialization of products or undertake product development and commercialization activities at our own expense. Moreover, we have limited experience in conducting full-scale bioequivalence studies and clinical trials, preparing and submitting regulatory applications and manufacturing, marketing and selling our TIMERx controlled release products. We may not be successful in performing these activities.

     Our existing collaborations and any future collaborations with third parties may not be scientifically or commercially successful. Factors that may affect the success of our collaborations include the following:

     - our collaborators may be pursuing alternative technologies or developing alternative products, either on their own or in collaboration with others, that may be competitive with the product as to which they are collaborating with us, which could affect our collaborators' commitment to the collaboration with us;

     - reductions in marketing or sales efforts or a discontinuation of marketing or sales of our products by our collaborators would reduce our revenues, which will be based on a percentage of net sales by the collaborator;

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     - our collaborators may terminate their collaborations with us, which could make it difficult for us to attract new collaborators or adversely affect our perception in the business and financial communities; and

     - our collaborators may pursue higher priority programs or change the focus of their development programs, which could affect the collaborators' commitment to us.

WE FACE SIGNIFICANT COMPETITION, WHICH MAY RESULT IN OTHERS DISCOVERING, DEVELOPING OR COMMERCIALIZING PRODUCTS BEFORE OR MORE SUCCESSFULLY THAN WE DO

     The pharmaceutical industry is highly competitive and is affected by new technologies, governmental regulations, health care legislation, availability of financing, litigation and other factors. Many of our competitors have longer operating histories and greater financial, marketing, legal and other resources than we do and than certain of our collaborators do.

     Our TIMERx business faces competition from numerous public and private companies and their controlled release technologies, including ALZA Corporation's oral osmotic pump (OROS(R)) technology, multiparticulate systems marketed by Elan Corporation PLC and Biovail Corporation International, traditional matrix systems marketed by SkyePharma, PLC and other controlled release technologies marketed or under development by Andrx Corporation, among others.

     In addition to developing controlled release versions of immediate release products, we are also developing generic versions of branded controlled release products. The success of generic versions of branded controlled release products based on our TIMERx technology will depend, in large part, on the intensity of competition from the branded controlled release product, other generic versions of the branded controlled release product and other drugs and technologies that compete with the branded controlled release product, as well as the timing of product approval.

     The generic drug industry is characterized by frequent litigation between generic drug companies and branded drug companies. Those companies with significant financial resources will be better able to bring and defend any such litigation.

     In our excipients business, we compete with a number of large manufacturers and other distributors of excipient products, many of which have substantially greater financial, marketing and other resources than the Company. Our principal competitor in this market is FMC Corporation, which markets its own line of MCC excipient products and J. Rettenmaier & Sohne GmbH, a European manufacturer and marketer of MCC and sodium starch glycolate products.

WE MAY REQUIRE ADDITIONAL FUNDING

     Our requirements for additional capital are substantial and will depend on many factors, including:

     - the timing and amount of payments received under existing and possible future collaborative agreements;

     - the structure of any future collaborative or development agreements;

     - the progress of our collaborative and independent development projects;

     - revenues from our excipients business;

     - the costs to us of clinical studies for our products; and

     - the prosecution, defense and enforcement of patent claims and other intellectual property rights.

     We have no committed sources of capital except for a credit facility with CIT Group/Business Credit. We anticipate our existing capital resources, including the amount available under the $10 million financing arrangement with CIT Group/Business Credit and the proceeds from the sale of shares in the private placement pursuant to which the selling stockholders acquired the shares being offered hereby, will be sufficient to fund operations through late 2002. Penwest may need to raise additional funds thereafter. Any additional financing may not be available to Penwest on acceptable terms, if it all.

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     If adequate funds are not available, Penwest may be required to:

     - significantly curtail its product commercialization efforts, including terminating existing collaborative agreements;

     - obtain funds through arrangements with collaborative partners or others on favorable terms that may require Penwest to relinquish rights to certain of its technologies, product candidates, or products which Penwest would otherwise pursue on its own or that would significantly dilute the Company's stockholders;

     - significantly scale back or terminate operations; and/or

     - seek relief under applicable bankruptcy laws.

IF OUR CLINICAL TRIALS ARE NOT SUCCESSFUL OR TAKE LONGER TO COMPLETE THAN WE EXPECT, WE MAY NOT BE ABLE TO DEVELOP AND COMMERCIALIZE CERTAIN OF OUR PRODUCTS

     In order to obtain regulatory approvals for the commercial sale of certain of our potential products, including controlled release versions of immediate release drugs and new chemical entities, our collaborators will be required to complete clinical trials in humans to demonstrate the safety and efficacy of the products. Our collaborators may not be able to obtain authority from the FDA or other regulatory agencies to commence or complete these clinical trials.

     The results from preclinical testing of a product that is under development may not be predictive of results that will be obtained in human clinical trials. In addition, the results of early human clinical trials may not be predictive of results that will be obtained in larger scale advanced stage clinical trials. Furthermore, we, one of our collaborators, or the FDA may suspend clinical trials at any time if the subjects or patients participating in such trials are being exposed to unacceptable health risks, or for other reasons.

     The rate of completion of clinical trials is dependent in part upon the rate of enrollment of patients. Patient accrual is a function of many factors including the size of the patient population, the proximity of patients to clinical sites, the eligibility criteria for the study and the existence of competitive clinical trials. Delays in planned patient enrollment may result in increased costs and program delays.

     We and our collaborators may not be able to successfully complete any clinical trial of a potential product within any specified time period. In some cases, we may not be able to complete the trial at all. Moreover, clinical trials may not show any potential product to be safe or efficacious. Thus, the FDA and other regulatory authorities may not approve any of our potential products for any indication.

     Our business, financial condition, or results of operations could be materially adversely affected if:

     - we or our collaborators are unable to complete a clinical trial of one of our potential products;

     - the results of any clinical trial are unfavorable; or

     - the time or cost of completing the trial exceeds our expectations.

WE MAY NOT OBTAIN REGULATORY APPROVAL AND THE APPROVAL PROCESS CAN BE TIME-CONSUMING AND EXPENSIVE

     The development, clinical testing, manufacture, marketing and sale of pharmaceutical products are subject to extensive federal, state and local regulation in the United States and other countries. This regulatory approval process can be time-consuming and expensive.

     We may encounter delays or rejections during any stage of the regulatory approval process based upon the failure of clinical data to demonstrate compliance with, or upon the failure of the product to meet, the FDA's requirements for safety, efficacy and quality; and those requirements may become more stringent due to changes in regulatory agency policy or the adoption of new regulations. After submission of a marketing application, in the form of an NDA or an ANDA, the FDA may deny the application, may require additional testing or data and/or may require postmarketing testing and surveillance to monitor the safety or efficacy of a product. While the U.S. Food, Drug and Cosmetic Act, or FDCA, provides for a 180-day review period, the FDA commonly takes one to two years to grant final approval to a marketing application (NDA or ANDA).


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Further, the terms of approval of any marketing application, including the labeling content, may be more restrictive than we desire and could affect the marketability of products incorporating our controlled release technology.

     Most of our products in development containing our TIMERx controlled release technology require the filing of an NDA. A full NDA must include complete reports of preclinical, clinical and other studies to prove adequately that the product is safe and effective, which involves, among other things, full clinical testing, and as a result requires the expenditure of substantial resources. In certain cases involving controlled release versions of FDA-approved immediate release drugs, we may be able to rely on existing publicly available safety and efficacy data to support an NDA for controlled release products under Section 505(b)(2) of the FDCA when such data exists for an approved immediate release version of the same chemical entity. However, we can provide no assurance that the FDA will accept such section 505(b)(2) NDA, or that we will be able to obtain publicly available data that is useful. The section 505(b)(2) NDA process is a highly uncertain avenue to approval because the FDA's policies on section 505(b)(2) NDAs have not yet been fully developed. There can be no assurance that the FDA will approve an application submitted under section 505(b)(2) in a timely manner or at all.

     Some products in our portfolio are generic versions of branded controlled release products, which require the filing of ANDAs. Certain ANDA procedures for generic versions of controlled release products are the subject of petitions filed by brand name drug manufacturers, which seek changes from the FDA in the approval process for generic drugs. These requested changes include, among other things, tighter standards for certain bioequivalence studies and disallowance of the use by a generic drug manufacturer in its ANDA of proprietary data submitted by the original manufacturer as part of an original new drug application. Any changes in FDA regulations that make ANDA approvals more difficult may have a material adverse effect on our business, financial condition and results of operations.

     The FDA also has the authority to revoke or suspend approvals of previously approved products for cause, to debar companies and individuals from participating in the drug-approval process, to request recalls of allegedly violative products, to seize allegedly violative products, to obtain injunctions to close manufacturing plants allegedly not operating in conformity with current Good Manufacturing Practices (GMP) and to stop shipments of allegedly violative products. The FDA may seek to impose pre-clearance requirements on products currently being marketed without FDA approval, and there can be no assurance that the Company or its third-party manufacturers or collaborators will be able to obtain approval for such products within the time period specified by the FDA.

EVEN IF WE OBTAIN MARKETING APPROVAL, OUR PRODUCTS WILL BE SUBJECT TO ONGOING REGULATORY REVIEW

     If regulatory approval of a product is granted, such approval may be subject to limitations on the indicated uses for which the product may be marketed or contain requirements for costly post-marketing follow-up studies. As to products for which marketing approval is obtained, the manufacturer of the product and the manufacturing facilities will be subject to continual review and periodic inspections by the FDA and other regulatory authorities. The subsequent discovery of previously unknown problems with the product, manufacturer or facility may result in restrictions on the product or manufacturer, including withdrawal of the product from the market.

     If we fail to comply with applicable regulatory requirements, we may be subject to fines, suspension or withdrawal of regulatory approvals, product recalls, seizure of products, operating restrictions and criminal prosecution.

OUR CONTROLLED RELEASE PRODUCTS THAT ARE GENERIC VERSIONS OF BRANDED CONTROLLED RELEASE PRODUCTS THAT ARE COVERED BY ONE OR MORE PATENTS MAY BE SUBJECT TO LITIGATION

     We expect that our collaborators will file ANDAs for our controlled release products that are generic versions of branded controlled release products that are covered by one or more patents. It is likely that the owners of the patents covering the brand name product or the sponsors of the NDA with respect to the branded product will sue or undertake regulatory initiatives to preserve marketing exclusivity, as Pfizer did with respect to Nifedipine XL. Any significant delay in obtaining FDA approval to market our product


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candidates as a result of litigation, as well as the expense of such litigation, whether or not we or our collaborators are successful, could have a material adverse effect on our business, financial condition and results of operations.

THE MARKET MAY NOT BE RECEPTIVE TO PRODUCTS INCORPORATING OUR TIMERx CONTROLLED RELEASE TECHNOLOGY

     The commercial success of products incorporating our controlled release technology that are approved for marketing by the FDA and other regulatory authorities will depend upon their acceptance by the medical community and third party payors as clinically useful, cost-effective and safe.

     Other factors that we believe could materially affect market acceptance of these products include:

     - the timing of the receipt of marketing approvals and the countries in which such approvals are obtained;

     - the safety and efficacy of the product as compared to competitive products; and

     - the cost-effectiveness of the product and the ability to receive third party reimbursement.

OUR SUCCESS DEPENDS ON OUR PROTECTING OUR PATENTS AND PATENTED RIGHTS

     Our success depends in significant part on our ability to develop patentable products, to obtain patent protection for our products, both in the United States and in other countries, and to enforce these patents. The patent positions of pharmaceutical firms, including us, are generally uncertain and involve complex legal and factual questions. As a result, patents may not issue from any patent applications that we own or license. If patents do issue, the claims allowed may not be sufficiently broad to protect our technology. In addition, issued patents that we own or license may be challenged, invalidated or circumvented. Our patents also may not afford us protection against competitors with similar technology.

     Our success also depends on our not infringing patents issued to competitors or others. We are aware of patents and patent applications belonging to competitors and others that may require us to alter our products or processes, pay licensing fees or cease certain activities.

     We may not be able to obtain a license to any technology owned by a third party that we require to manufacture or market one or more products. Even if we can obtain a license, the financial and other terms may be disadvantageous.

     Our success also depends on our maintaining the confidentiality of our trade secrets and patented know-how. We seek to protect such information by entering into confidentiality agreements with employees, consultants, licensees and pharmaceutical companies. These agreements may be breached by such parties. We may not be able to obtain an adequate, or perhaps, any remedy to such a breach. In addition, our trade secrets may otherwise become known or be independently developed by our competitors.

WE ARE INVOLVED IN AND MAY BECOME INVOLVED IN ADDITIONAL PATENT LITIGATION OR OTHER INTELLECTUAL PROPERTY PROCEEDINGS RELATING TO OUR PRODUCTS OR PROCESSES WHICH COULD RESULT IN LIABILITY FOR DAMAGE OR STOP OUR DEVELOPMENT AND COMMERCIALIZATION EFFORTS

     The pharmaceutical industry has been characterized by significant litigation and interference and other proceedings regarding patents, patent applications and other intellectual property rights. The types of situations in which we may become parties to such litigation or proceedings include:

     - We or our collaborators may initiate litigation or other proceedings against third parties to enforce our patent rights.

     - We or our collaborators may initiate litigation or other proceedings against third parties to seek to invalidate the patents held by such third parties or to obtain a judgment that our products or processes do not infringe such third parties' patents.


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     - If our competitors file patent applications that claim technology also claimed by us, we or our collaborators may participate in interference or opposition proceedings to determine the priority of invention.

     - If third parties initiate litigation claiming that our processes or products infringe their patent or other intellectual property rights, we and our collaborators will need to defend against such proceedings.

     An adverse outcome in any litigation or other proceeding could subject us to significant liabilities to third parties and require us to cease using the technology that is at issue or to license the technology from third parties. We may not be able to obtain any required licenses on commercially acceptable terms or at all.

     The cost of any patent litigation or other proceeding, even if resolved in our favor, could be substantial. Although the legal costs of defending litigation relating to a patent infringement claim (unless such claim relates to TIMERx in which case such costs are our responsibility) are generally the contractual responsibility of our collaborators, we could nonetheless incur significant unreimbursed costs in participating and assisting in the litigation. Some of our competitors may be able to sustain the cost of such litigation and proceedings more effectively than we can because of their substantially greater resources. Uncertainties resulting from the initiation and continuation of patent litigation or other proceedings could have a material adverse effect on our ability to compete in the marketplace. Patent litigation and other proceedings may also absorb significant management time.

     In 1994, the Boots Company PLC ("Boots") filed in the European Patent Office, or the EPO, an opposition to a patent granted by the EPO to us relating to our TIMERx technology. In June 1996, the EPO dismissed Boots' opposition, leaving intact all claims included in the patent. Boots appealed this decision to the EPO Board of Appeals, which conducted oral proceedings on the appeal in June 2001. At the oral proceedings, the EPO Board of Appeals upheld the validity of all the claims included in the patent other than three claims which we cancelled during the oral proceedings. We believe that the cancelled claims were duplicative in scope to the claims that were upheld and that the cancellation of those claims did not result in any change in the scope of the claims of the patent. The decision of the EPO Board of Appeals is final and cannot be further appealed by Boots in the EPO.

WE HAVE ONLY LIMITED MANUFACTURING CAPABILITIES AND WILL BE DEPENDENT ON THIRD PARTY MANUFACTURERS.

     We lack commercial scale facilities to manufacture our TIMERx material in accordance with current GMP requirements prescribed by the FDA. We currently rely on a third party pharmaceutical company for the bulk manufacture of our TIMERx material for delivery to our collaborators.

     There are a limited number of manufacturers that operate under GMP regulations capable of manufacturing our TIMERx material. We have not yet qualified a second source of supply. In the event that our current manufacturer is unable to manufacture the TIMERx material in the required quantities or at all, we may be unable to obtain alternative contract manufacturing, or obtain such manufacturing on commercially reasonable terms.

     If our third party manufacturer fails to perform its obligations, we may be adversely affected in a number of ways, including:

     - our collaborators may not be able to meet commercial demands for our products on a timely basis;

     - our collaborators may not be able to initiate or continue clinical trials of products that are under development; and

     - our collaborators may be delayed in submitting applications for regulatory approvals of our products.

     We have limited experience in manufacturing TIMERx material on a commercial scale and no facilities or equipment to do so. If we decide to develop our own manufacturing capabilities, we will need to recruit qualified personnel and build or lease the requisite facilities and equipment. We may not be able to successfully develop our own manufacturing capabilities. Moreover, it may be very costly and time consuming for us to develop such capabilities.


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     The manufacture of any of our products (both TIMERx material and excipients) is subject to regulation by the FDA and comparable agencies in foreign countries. Any delay in complying or failure to comply with such manufacturing requirements could materially adversely affect the marketing of our products and our business, financial condition and results of operations.

WE ARE DEPENDENT UPON A SOLE SOURCE SUPPLIER FOR THE GUMS USED IN OUR TIMERx MATERIAL AND UPON A LIMITED NUMBER OF SUPPLIERS FOR THE WOOD PULP USED IN THE MANUFACTURE OF OUR EXCIPIENTS

     Our TIMERx drug delivery system is a hydrophilic matrix combining primarily two polysaccharides, xanthan and locust bean gums, in the presence of dextrose. We purchase these gums from a sole source supplier. Emcocel and Prosolv, our two largest selling excipients, are manufactured from a specialty grade of wood pulp. We have qualified alternate suppliers with respect to such materials, but we can provide no assurance that interruptions in supplies will not occur in the future or that we will not have to obtain substitute suppliers. Any interruption in these supplies could have a material adverse effect on our ability to manufacture bulk TIMERx for delivery to our collaborators or to manufacture these excipients.

IF OUR COLLABORATORS FAIL TO OBTAIN AN ADEQUATE LEVEL OF REIMBURSEMENT BY THIRD PARTY PAYORS FOR OUR CONTROLLED RELEASE PRODUCTS, THEY MAY NOT BE ABLE TO SUCCESSFULLY COMMERCIALIZE CONTROLLED RELEASE PRODUCTS IN CERTAIN MARKETS

     The availability of reimbursement by governmental and other third party payors affects the market for any pharmaceutical product. These third party payors continually attempt to contain or reduce the costs of health care by challenging the prices charged for medical products and services. In certain foreign countries, particularly the countries of the European Union, the pricing of prescription pharmaceuticals is subject to governmental control.

     The generic versions of controlled release products being developed by us and our collaborators may be assigned an AB rating if the FDA considers the product to be therapeutically equivalent to the branded controlled release drug. Failure to obtain an AB rating from the FDA would indicate that for certain purposes the drug would not be deemed to be therapeutically equivalent, would not be fully substitutable for the branded controlled release drug and would not be relied upon by Medicaid and Medicare formularies for reimbursement.

     In both the U.S. and certain foreign jurisdictions, there have been a number of legislative and regulatory proposals to change the health care system. Further proposals are likely. The potential for adoption of these proposals may affect our ability to raise capital, obtain additional collaborative partners and market our products.

     If we or our collaborators obtain marketing approvals for our products, we expect to experience pricing pressure due to the trend toward managed health care, the increasing influence of health maintenance organizations and additional legislative proposals. We may not be able to sell our products profitably if reimbursement is unavailable or limited in scope or amount.

WE WILL BE EXPOSED TO PRODUCT LIABILITY CLAIMS AND MAY NOT BE ABLE TO OBTAIN ADEQUATE PRODUCT LIABILITY INSURANCE

     Our business exposes us to potential product liability risks which are inherent in the testing, manufacturing, marketing and sale of pharmaceutical products. Product liability claims might be made by consumers, health care providers or pharmaceutical companies or others that sell our products. These claims may be made even with respect to those products that are manufactured in licensed and regulated facilities or that otherwise possess regulatory approval for commercial sale.

     We are currently covered by primary product liability insurance in the amount of $1.0 million per occurrence and $2.0 million annually in the aggregate on a claims-made basis and by umbrella liability insurance in excess of $25.0 million which can also be used for product liability insurance. This coverage may not be adequate to cover any product liability claims. Product liability coverage is expensive. In the future, we may not be able to maintain or obtain such product liability insurance at a reasonable cost or in sufficient


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amounts to protect us against losses due to liability claims. Any claims that are not covered by product liability insurance could have a material adverse effect on our business, financial condition and results of operations.

THE MARKET PRICE OF OUR COMMON STOCK MAY BE VOLATILE

     The market price of our common stock, like the market prices for securities of pharmaceutical, biopharmaceutical and biotechnology companies, have historically been highly volatile. The market from time to time experiences significant price and volume fluctuations that are unrelated to the operating performance of particular companies. Factors such as fluctuations in our operating results, future sales of our common stock, announcements of technological innovations or new therapeutic products by us or our competitors, announcements regarding collaborative agreements, clinical trial results, government regulation, developments in patent or other proprietary rights, public concern as to the safety of drugs developed by us or others, changes in reimbursement policies, comments made by securities analysts and general market conditions may have a significant effect on the market price of the common stock.

CERTAIN PROVISIONS OF OUR CERTIFICATE OF INCORPORATION AND BYLAWS AND OF WASHINGTON LAW, AS WELL AS THE RIGHTS AGREEMENT TO WHICH WE ARE A PARTY, MAKE A TAKEOVER OF PENWEST MORE DIFFICULT

     Provisions of our Certificate of Incorporation, our Bylaws and Washington law, as well as the Rights Agreement to which we are a party, may have the effect of deterring hostile takeovers or delaying or preventing changes in control or management of our company, including transactions in which our stockholders might otherwise receive a premium for their shares over then current market prices. In addition, these provisions may limit the ability of stockholders to approve transactions that they may deem to be in their best interest.


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2.   Since the date of filing of Penwest's Annual Report on Form 10-K for the year ended December 31, 2000, and the initial issuance of the report of independent auditors dated March 15, 2001 on the financial statements contained therein, which report contained an explanatory paragraph regarding Penwest's ability to continue as a going concern, Penwest, as discussed in Note 1, has completed an issuance of its common stock resulting in net proceeds of approximately $30 million. Therefore, the conditions referenced in their March 15, 2001 report, that raised substantial doubt about whether Penwest will continue as a going concern no longer exist.

     The financial statements for the year ended December 31, 2000, including an updated report of independent auditors and subsequent event footnote, are attached hereto as Appendix A and are incorporated herein by reference.


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                                    SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Date: July 25, 2001                     PENWEST PHARMACEUTICALS CO.
                                        (Registrant)


                                        By: /s/ Jennifer L. Good
                                            -----------------------------------
                                            Jennifer L. Good
                                            Senior Vice President, Finance, and
                                            Chief Financial Officer


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                                   APPENDIX A

                           PENWEST PHARMACEUTICALS CO.
         INDEX TO FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULE

                                                                        PAGE

Financial Statements
  Report of Independent Auditors                                        A-2
  Consolidated Balance Sheets                                           A-3
  Consolidated Statements of Operations                                 A-4
  Consolidated Statements of Shareholders' Equity (Deficit)             A-5
  Consolidated Statements of Cash Flows                                 A-6
  Notes to Consolidated Financial Statements                            A-7
Schedule II - Valuation and Qualifying Accounts                         A-27

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                         REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and Shareholders
Penwest Pharmaceuticals Co.

We have audited the accompanying consolidated balance sheets of Penwest Pharmaceuticals Co. as of December 31, 2000 and 1999, and the related consolidated statements of operations, shareholders' equity (deficit) and cash flows for each of the three years in the period ended December 31, 2000. Our audits also included the financial statement schedule listed in the Index at
Item 14(a). These financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

Since the date of completion of our audit of the accompanying financial statements and initial issuance of our report thereon dated March 15, 2001, which report contained an explanatory paragraph regarding the Company's ability to continue as a going concern, the Company, as discussed in Note 1, has completed an issuance of its common stock resulting in net proceeds of approximately $30 million. Therefore, the conditions that raised substantial doubt about whether the Company will continue as a going concern no longer exist.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Penwest Pharmaceuticals Co. at December 31, 2000 and 1999, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

As discussed in Note 3 to the consolidated financial statements, Penwest Pharmaceuticals Co. changed its method of accounting for revenue recognition in 2000.

March 15, 2001,
except for paragraph 4                            /s/ Ernst & Young LLP
of Note 1, as to which the
date is July 18, 2001.

                           PENWEST PHARMACEUTICALS CO.

                           CONSOLIDATED BALANCE SHEETS
                      (in thousands, except share amounts)

                                                                                      DECEMBER 31,
                                                                                      ------------
                                                                                 2000             1999
                                                                              --------          --------
ASSETS
Current assets:
  Cash and cash equivalents .........................................         $  2,204          $    739
  Trade accounts receivable, net of allowance for
     doubtful accounts of  $235 and $245 ............................            8,154             5,043
  Inventories .......................................................            8,196             7,649
  Prepaid expenses and other current asset ..........................              745               629
                                                                              --------          --------
     Total current assets ...........................................           19,299            14,060
Fixed assets, net ...................................................           17,473            18,942
Other assets ........................................................            5,522             5,118
                                                                              --------          --------
     Total assets ...................................................         $ 42,294          $ 38,120
                                                                              ========          ========

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable ..................................................         $  3,199          $  3,296
  Accrued expenses ..................................................            1,790             1,657
  Accrued development costs .........................................            2,911             1,050
  Taxes payable .....................................................              270               344
                                                                              --------          --------
       Total current liabilities ....................................            8,170             6,347

Loans payable .......................................................             --               6,700
Deferred income taxes ...............................................              205               223
Deferred revenue ....................................................              378              --
Deferred compensation ...............................................            2,524             2,341
                                                                              --------          --------
       Total liabilities ............................................           11,277            15,611
Shareholders' equity:
  Preferred stock, par value $.001, authorized 1,000,000 shares, none
      outstanding ...................................................             --                --
  Common stock, par value $.001, authorized  39,000,000 shares, issued and outstanding 12,669,780 shares in 2000 and 11,148,718
      shares in 1999 ................................................               13                11
  Additional paid in capital ........................................           77,276            59,718
  Accumulated deficit ...............................................          (44,945)          (36,159)
  Accumulated other comprehensive loss ..............................           (1,327)           (1,061)
                                                                              --------          --------
       Total shareholders' equity ...................................           31,017            22,509
                                                                              --------          --------
       Total liabilities and shareholders' equity ...................         $ 42,294          $ 38,120
                                                                              ========          ========


                             See accompanying notes.

                           PENWEST PHARMACEUTICALS CO.

                      CONSOLIDATED STATEMENTS OF OPERATIONS
                      (in thousands, except per share data)




                                                                  YEAR ENDED DECEMBER 31,
                                                         2000              1999              1998
                                                       --------          --------          --------
Revenues
  Product sales ..............................         $ 37,148          $ 36,768          $ 28,847
  Royalties and licensing fees ...............            4,910               539               302
                                                       --------          --------          --------
     Total revenues ..........................           42,058            37,307            29,149
Cost of product sales ........................           25,303            25,889            21,183
                                                       --------          --------          --------
       Gross profit ..........................           16,755            11,418             7,966
Operating expenses
  Selling, general and administrative ........           12,054            11,425            11,354
  Research and product development ...........           12,820             7,371             6,054
  Asset write-off ............................             --                --               1,341
                                                       --------          --------          --------
       Total operating expenses ..............           24,874            18,796            18,749
                                                       --------          --------          --------
Loss from operations .........................           (8,119)           (7,378)          (10,783)
Investment income ............................              217              --                --
Interest expense .............................              172               371                72
                                                       --------          --------          --------
Loss before income taxes and cumulative effect
    of change in accounting principle ........           (8,074)           (7,749)          (10,855)
Income tax expense (benefit) .................              302               (68)           (2,026)
                                                       --------          --------          --------
Loss before cumulative effect of change in
    accounting principle .....................           (8,376)           (7,681)           (8,829)
Cumulative effect of change in accounting
    principle (Note 3) .......................             (410)             --                --
                                                       --------          --------          --------
Net loss .....................................         $ (8,786)         $ (7,681)         $ (8,829)
                                                       ========          ========          ========

Basic and diluted amounts per share:
  Loss before cumulative effect of change in
     accounting principle ....................         $  (0.68)         $  (0.69)         $  (0.80)
  Cumulative effect of change in accounting
    principle (Note 3) .......................            (0.03)             --                --
                                                       --------          --------          --------
Net loss .....................................         $  (0.71)         $  (0.69)         $  (0.80)
                                                       ========          ========          ========
Weighted average shares of common stock
    outstanding ..............................           12,330            11,103            11,037
                                                       ========          ========          ========

Pro forma amounts assuming the accounting
  change is applied retroactively:
Net loss .....................................         $ (8,376)         $ (7,733)         $ (8,533)
                                                       ========          ========          ========
Basic and diluted net loss per share .........         $  (0.68)         $  (0.70)         $  (0.77)
                                                       ========          ========          ========


                             See accompanying notes.

                           PENWEST PHARMACEUTICALS CO.

            CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)
                                 (in thousands)


                                                                                                         ACCUMULATED
                                                                                                            OTHER
                                                        COMMON STOCK        ADDITIONAL                   COMPREHENSIVE
                                                     -------------------     PAID-IN     ACCUMULATED        INCOME
                                                     SHARES       AMOUNT     CAPITAL       DEFICIT          (LOSS)         TOTAL
                                                     ------     --------     -------       --------        --------       --------
Balances, January 1, 1998 ..................         11,037     $     11     $ 8,079       $(19,649)       $   (738)      $(12,297)
  Net loss .................................                                                 (8,829)                        (8,829)
  Other comprehensive income translation
   adjustment ..............................                                                                    212            212
                                                                                                                          --------
           Comprehensive loss ..............                                                                                (8,617)
  Capital contribution from Penford ........                                  50,914                                        50,914
  Issuance of common stock pursuant to Stock
   Purchase Plan ...........................              6         --            32                                            32
                                                     ------     --------     -------       --------        --------       --------
Balances, December 31, 1998 ................         11,043           11      59,025        (28,478)           (526)        30,032
  Net loss .................................                                                 (7,681)                        (7,681)
  Other comprehensive loss - translation
      adjustment ...........................                                                                   (535)          (535)
                                                                                                                          --------
           Comprehensive loss ..............                                                                                (8,216)
  Issuance of common stock pursuant to stock
    compensation plans .....................             80         --           539                                           539
  Issuance of common stock pursuant to Stock
   Purchase Plan ...........................             26         --           154                                           154
                                                     ------     --------     -------       --------        --------       --------
Balances, December 31, 1999 ................         11,149           11      59,718        (36,159)         (1,061)        22,509

  Net loss .................................                                                 (8,786)                        (8,786)
  Other comprehensive loss - translation
      adjustment ...........................                                                                   (266)          (266)
                                                                                                                          --------
           Comprehensive loss ..............                                                                                (9,052)
  Issuance of common stock - private
     placement .............................          1,399            2      16,823                                        16,825
  Issuance of common stock pursuant to stock
    compensation plans .....................            102         --           557                                           557
  Issuance of common stock pursuant to Stock
    Purchase Plan ..........................             20         --           178                                           178
                                                     ------     --------     -------       --------        --------       --------
Balances, December 31, 2000 ................         12,670     $     13     $77,276       $(44,945)       $ (1,327)      $ 31,017
                                                   ========     ========     =======       ========        ========       ========

                             See accompanying notes.

                           PENWEST PHARMACEUTICALS CO.

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (in thousands)


                                                                YEAR ENDED DECEMBER 31,
                                                                -----------------------
                                                          2000            1999           1998
                                                        --------        --------        -------
     Operating activities:
     Net loss ...................................       $ (8,786)       $ (7,681)       $(8,829)
     Adjustments to reconcile net loss to
       net cash used in operating activities:
          Depreciation ..........................          2,879           2,881          2,611
          Amortization ..........................            213             189            162
          Asset write-off .......................           --              --            1,341
          Deferred income taxes .................            (18)           (353)        (2,126)
          Deferred revenue ......................            378            --             --
          Deferred compensation .................            183             164             33
          Stock compensation ....................            105             142           --
     Changes in operating assets and liabilities:
          Trade accounts receivable .............         (3,111)           (662)        (1,376)
          Inventories ...........................           (547)          1,155           (113)
          Accounts payable, accrued expenses and
             other ..............................          1,378              96          1,700
                                                        --------        --------        -------
     Net cash used in operating activities ......         (7,326)         (4,069)        (6,597)

     Investing activities:
          Acquisitions of fixed assets, net .....         (1,412)         (1,116)        (2,003)
          Other .................................           (507)           (490)          (181)
                                                        --------        --------        -------
     Net cash used in investing activities ......         (1,919)         (1,606)        (2,184)

     Financing activities:
          Borrowings from Credit Facility .......          2,800          11,600          3,300
          Repayments of Credit Facility .........         (9,500)         (7,100)        (1,100)
          Issuance of common stock, net .........         17,454             551             32
          Proceeds from Penford .................           --              --            7,030
                                                        --------        --------        -------
     Net cash provided by financing activities ..         10,754           5,051          9,262

     Effect of exchange rate changes on
       cash and cash equivalents ................            (44)           (113)            57
                                                        --------        --------        -------
     Net increase (decrease) in cash and
       cash equivalents .........................          1,465            (737)           538
     Cash and cash equivalents at beginning
       of year ..................................            739           1,476            938
                                                        --------        --------        -------
     Cash and cash equivalents at end of
       year .....................................       $  2,204        $    739        $ 1,476
                                                        ========        ========        =======

                             See accompanying notes.

                           PENWEST PHARMACEUTICALS CO.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  BUSINESS

     Penwest Pharmaceuticals Co. ("Penwest" or the "Company"), is engaged in the research, development and commercialization of novel drug delivery technologies. Based on its extensive expertise in developing and manufacturing tabletting ingredients for the pharmaceutical industry, the Company has developed TIMERx, a proprietary controlled release drug delivery technology and ProSolv SMCC(R) ("ProSolv"), another drug delivery technology which improves the performance characteristics of tablets. The Company's product portfolio ranges from excipients that are sold in bulk, to more technically advanced and patented excipients that are licensed to customers. The Company has manufacturing facilities in Iowa and Finland and has customers primarily throughout North America and Europe. The Company was a wholly-owned subsidiary of Penford Corporation ("Penford") prior to August 31, 1998 ("Distribution Date"). On August 31, 1998, Penford distributed to the stockholders of record of Penford's common stock on August 10, 1998, all of the shares of the Company's common stock (see Note 8).

     The Company is subject to the risks and uncertainties associated with a drug delivery company actively engaged in research and development. These risks and uncertainties include, but are not limited to, a history of net losses, technological changes, dependence on collaborators and key personnel, the successful completion of development efforts and of obtaining regulatory approval, the successful commercialization of TIMERx controlled release products, compliance with government regulations, patent infringement litigation and competition from current and potential competitors, some with greater resources than the Company.

Future Operations

     The Company has incurred recurring operating losses and has had negative cash flows from operations for each of the three years in the period ended December 31, 2000 and, based on anticipated levels of operations and currently available capital resources, management expects operating losses and negative cash flows during 2001. Management anticipates that its existing capital resources, as well as internally generated funds, will not enable the Company to maintain currently planned operations through 2001. Management's plans in regard to these matters include various available business and financing alternatives. On January 17, 2001, the Company entered into a revolving credit facility, up to $10 million (See Note 7). Continuation of the Company as a going concern and the realization of its assets and the satisfaction of its liabilities are dependent upon the Company's ability to obtain additional funding sources. The consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

Subsequent Event

     On July 11, 2001, the Company completed a private placement of its common stock to selected institutional investors, resulting in the sale of 2,447,187 shares of its common stock for approximately $30 million, less expenses. The Company intends to use the net proceeds of this offering primarily for the development of drug delivery programs as well as to fund the research and development of new oral drug delivery technologies. With the addition of the proceeds from the offering to the Company's existing capital resources, the Company anticipates that it will be able to maintain currently planned operations through late 2002.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

     The accompanying consolidated financial statements include the accounts of Penwest and its wholly owned subsidiaries. Material intercompany balances and transactions have been eliminated. The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates. In addition, the consolidated financial statements include various costs allocated by Penford prior to the Distribution Date. Management believes the amounts allocated are reasonable and approximate the cost of obtaining the service from an unrelated third party.

     In September 2000, the Emerging Issues Task Force reached a consensus on EITF Issue No. 00-10 "Accounting for Shipping and Handling Fees and Costs" and concluded that all amounts billed to a customer in a sale transaction related to shipping and handling represent revenues earned and should be classified as revenue. The Company adopted EITF No. 00-10 in the fourth quarter of 2000, and has reclassified its financial statements for all periods presented to comply with the guidelines of the EITF.

     Certain other amounts in the financial statements for prior years have been reclassified to conform with the current year presentation. These reclassifications had no effect on previously reported results of operations or financial position.

Cash and Cash Equivalents

     All highly liquid investments with a maturity of three months or less when purchased are considered cash equivalents.

Credit Risk and Fair Value of Financial Instruments

     The Company performs ongoing credit evaluations of its customers and generally does not require collateral. Revenues from product sales and licensing fees are primarily derived from major pharmaceutical companies that have significant cash resources. The Company maintains an allowance for doubtful accounts which management believes is sufficient to cover potential credit losses. One customer of the Company accounted for approximately 19% of total revenues in 2000. No customers of the Company accounted for 10% or more of total revenues in 1999. One customer accounted for approximately 11% of total revenues in 1998.

     The carrying value of financial instruments, which includes cash, receivables, obligations under the Company's credit facility (see Note 7) and accounts payable, approximates market value due to their short term nature and the fact that all borrowings are at floating interest rates.

Long Lived Assets

     Property and equipment are recorded at cost and depreciated by the straight-line method over their estimated useful lives. Estimated useful lives by class of assets are substantially as follows:

Buildings.........................................................    20-25 years
Machinery and equipment...........................................    10-12 years
Office furniture, equipment and software..........................     5-10 years


     In accordance with Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of," the Company recognizes impairment losses on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amounts.

Foreign Currencies

     Assets and liabilities of the Company's foreign operations are translated into U.S. dollars at year-end exchange rates and revenue and expenses are translated at average exchange rates. For each of the foreign operations, the functional currency is the local currency. Accumulated other comprehensive loss equals the cumulative translation adjustment, which is the only component of other comprehensive loss included in the Company's financial statements. Realized gains and losses from foreign currency transactions are reflected in the consolidated statements of operations. Foreign currency transaction gains and losses were not significant in each year in the three year period ended December 31, 2000.

Income Taxes

     The Company's results of operations were included in the tax returns of Penford through the Distribution Date. Effective September 1, 1998, the Company filed its income taxes on a stand-alone basis. Deferred income tax benefits and related income tax assets and liabilities are reflected as if the Company were an independent entity for all periods presented, in accordance with SFAS No. 109, "Accounting for Income Taxes", except that the Company was not compensated for tax losses utilized by Penford (see Note 12).

     A valuation allowance has been established against the recorded deferred income tax assets to the extent that management believes it is more likely than not that a portion of the deferred income tax assets are not realizable.

Revenue Recognition

     Revenues from product sales are recognized when title transfers and customer acceptance provisions have lapsed, provided collections of the related accounts receivable are probable. Revenue received from non-refundable upfront licensing fees are recognized ratably over the development period of the collaboration agreement, when this period involves development risk associated with the incomplete stage of a product's development or over the estimated or contractual licensing and supply term when the Company is obligated to supply inventory for manufacture when the development risk has substantially ended. Non-refundable milestone fees received for the development funding of a product are partially recognized upon receipt based on the Company's proportionate development efforts achieved to date relative to the total expected development efforts and the remainder is generally recognized ratably over the remaining expected development period. Other contractual fees received in connection with a collaborator's launch of a product are also recognized ratably over the estimated or contractual licensing and supply term. Product royalty fees are recognized when earned.

Advertising Costs

    Advertising costs are accounted for as expenses in the period in which they are incurred.

Research and Development

    Research and development expenses consist of costs related to products being developed internally as well as costs related to products subject to licensing agreements. Research and development costs are charged to expense as incurred. Certain reimbursements of costs related to drug formulation on feasibility studies are netted against research and development expense.

Per Share Data

    Loss per common share is computed based on the weighted average number of common shares outstanding during the period after giving effect to the 0.76-for-1 reverse stock split and the 2,907.66-for-1 stock split of the common stock of the Company (see Note 10).

Stock Based Compensation

    The Company accounts for stock option grants in accordance with Accounting Principles Board Opinion ("APB") No. 25, "Accounting for Stock Issued to Employees," and, accordingly, recognizes no compensation expense for stock options granted for which the exercise price of the options was the same as the market price of the Company's common stock on the date of grant. The Company has elected to continue to account for its employee stock compensation plans under APB No. 25. As prescribed under SFAS No. 123, "Accounting for Stock Based Compensation," the Company has disclosed in Note 10, the pro forma effects on net loss and loss per share of recording compensation expense for the fair value of the options granted.

3.   ACCOUNTING CHANGES

    Previously, the Company recognized revenue for upfront non-refundable fees when received and when all contractual obligations of the Company relating to the fees had been fulfilled. In addition, the Company previously recognized revenue relating to development milestones and other contractual fees as achieved, in accordance with the terms of the collaboration agreements. Effective January 1, 2000, the Company changed its method of accounting for upfront non-refundable fees and milestone fees. Revenue received from non-refundable upfront licensing fees are recognized ratably over the development period of the collaboration agreement, when this period involves development risk associated with the incomplete stage of a product's development or over the estimated or contractual licensing and supply term when the Company is obligated to supply inventory for manufacture, when the development risk has substantially ended. Non-refundable milestone fees received for the development funding of a product are partially recognized upon receipt based on the Company's proportionate development efforts achieved to date relative to the total expected development efforts and the remainder is generally recognized ratably over the remaining expected development period. Other contractual fees received in connection with a collaborator's launch of a product are also recognized ratably over the estimated or contractual licensing and supply term. The Company believes the change in accounting principle is preferable based on guidance provided in SEC Staff Accounting Bulletin No. 101, Revenue Recognition in Financial Statements.

    The cumulative effect of the change in accounting principle was reported as a change in the year ended December 31, 2000. The cumulative effect was initially recorded as deferred revenue that will be recognized as revenue over the remaining related collaborative or licensing and supply agreements, as appropriate. For the year ended December 31, 2000, the cumulative effect of the change on prior years was to increase the net loss by $410,000 or $0.03 per share. The effect of the change on loss before cumulative effect of the change for the year ended December 31, 2000 was to decrease the net loss by $32,000 (see Note 17). The pro forma amounts presented on the statement of operations were calculated assuming the accounting change was made retroactively to prior years. During the year ended December 31, 2000, the Company recognized $204,000 of revenue that is included in its cumulative effect adjustment as of January 1, 2000.


4.   INVENTORIES

    Inventories, which consist of raw materials, pharmaceutical excipients manufactured by the Company, pharmaceutical excipients held for distribution, including manufactured bulk TIMERx, are stated at the lower of cost (first-in, first-out) or market. Cost includes material, labor and manufacturing overhead costs.

     Inventories are summarized as follows:

                                                         DECEMBER 31
                                                     ------------------
                                                      2000        1999
                                                     ------      ------
Raw materials                                        $2,611      $1,513
Finished products                                     5,585       6,136
                                                     ------      ------
     Total inventories                               $8,196      $7,649
                                                     ======      ======

    Included in inventories are approximately $466,000 and $2,882,000 of TIMERx raw materials and bulk TIMERx as of December 31, 2000 and 1999, respectively. The ability to continue to sell TIMERx related inventory is dependent, in part, upon the commercialization of products by third parties utilizing bulk TIMERx and the continued use by the Company and third parties of the TIMERx related inventory in existing and new research efforts.

    The Company periodically reviews and quality tests its inventory to identify obsolete, slow moving or otherwise unsaleable inventories. Inventories at December 31, 2000 and 1999, are net of allowances of $26,000 and $277,000, respectively.

    Through most of 1999, the Company primarily relied on a large third-party pharmaceutical company for the manufacture of its TIMERx products. In September 1999, the Company entered into a five-year contract (plus automatic renewals of one year each) for the manufacturing of TIMERx material with another large third party pharmaceutical company. There are a limited number of third party manufacturers capable of producing the TIMERx material. There can be no assurance that third parties upon which the Company relies for supply of its TIMERx materials will perform and any failures by third parties may delay development, or the submission of products for regulatory approval, impair the Company's collaborators' ability to commercialize products as planned and deliver products on a timely basis or otherwise impair the Company's competitive position, which could have a material adverse effect on the Company's business, financial condition, cash flows and results of operations.

    The Company's TIMERx drug delivery system is a hydrophilic matrix combining primarily two natural polysaccharides, xanthan and locust bean gums, in the presence of dextrose. The Company purchases these gums from a sole source supplier. Most of the Company's other excipients are manufactured from a specialty grade of wood pulp, which the Company also purchases from a sole source supplier. Although the Company has qualified alternate suppliers with respect to these materials, there can be no assurance that interruptions in supplies will not occur in the future or that the Company will not have to obtain substitute suppliers. Any of these events could have a material adverse effect on the Company's ability to manufacture bulk TIMERx for delivery to its collaborators or manufacture its other excipients, which could have a material adverse effect on the Company's business, financial condition, cash flows and results of operations.

5.  FIXED ASSETS

    Fixed assets, at cost, summarized by major categories, consist of the following:


                                                              DECEMBER 31,
                                                         --------------------
                                                           2000        1999
                                                         -------      -------
                                                            (IN THOUSANDS)
Buildings, equipment and software ...................    $33,844      $32,865
Land ................................................        696          696
Construction in progress ............................        441          616
                                                         -------      -------
                                                          34,981       34,177
Less: accumulated depreciation ......................     17,508       15,235
                                                         -------      -------
                                                         $17,473      $18,942
                                                         =======      =======

6.  OTHER ASSETS

    Other assets, net of accumulated amortization, consist of the following:


                                                         DECEMBER 31,
                                                      ------------------
                                                       2000        1999
                                                      ------      ------
                                                        (IN THOUSANDS)
Patents, net of accumulated amortization of
  $640 and $485 ...................................   $2,827      $2,478
Goodwill, net of accumulated amortization of
  $468 and $410 ...................................       72         130
Cash surrender value of officer's life insurance
  policies ........................................    2,623       2,510
                                                      ------      ------
                                                      $5,522      $5,118
                                                      ======      ======

    Patents include costs to secure patents on technology developed by the Company and secure trademarks. Patents are amortized on a straight-line basis over their useful lives of 17 to 20 years. Amortization expense of $155,000, $131,000, and $105,000 was recorded in the years ended December 31, 2000, 1999, and 1998, respectively.

    Goodwill is being amortized on a straight-line basis over ten years and was recorded upon the acquisition of the Company by Penford. Amortization expense approximated $58,000 for each of the years ended December 31, 2000, 1999, and 1998.

    Recorded intangibles are evaluated for potential impairment whenever events or circumstances indicate that the undiscounted cash flows are not sufficient to recover their carrying amounts. An impairment loss is recorded to the extent the asset's carrying value is in excess of related discounted cash flows.

    Cash surrender value of officer's life insurance policies approximating $2,364,000 was contributed to the Company by Penford on the Distribution Date (see Note 8).

7.  CREDIT FACILITIES

    On July 2, 1998 the Company obtained a $15 million unsecured revolving credit facility (the "Credit Facility") which was guaranteed by Penford. Proceeds from the Credit Facility were used to fund working capital and for general corporate purposes, including capital expenditures. On August 31, 2000, all outstanding amounts under the Credit Facility were to become automatically due and payable. Penford agreed that, for a period ended August 31, 2000, it would guarantee the Company's indebtedness under the Credit Facility. LIBOR Advances (available in multiples of $1,000,000 for 1, 2 or 3 month LIBOR periods) under the Credit Facility bore interest at a rate equal to LIBOR, plus 1.25%. Base Rate Advances (available in minimum amounts of $100,000) bore interest at the Bank's Alternate Base Rate. The Credit Facility also required commitment fees be paid of .325% on unused portions of the commitment amount.

    In March 2000, in connection with its private placement of common stock (see Note 10), the Company repaid its outstanding obligations under the Credit Facility and, accordingly, the amount outstanding at December 31, 1999 of $6.7 million, was excluded from current liabilities. Pursuant to the terms of the Credit Facility, amounts available to the Company are reduced by any net proceeds from financings conducted by the Company, thereby terminating the Credit Facility.

      Amounts outstanding under the Credit Facility are as follows:

                                                               DECEMBER 31,
                                                             2000        1999
                                                            ------      ------
                                                              (IN THOUSANDS)
LIBOR Advances - 7.4% and 6.5% at
   December 31, 1999 and 1998, respectively.
   Maturities from January 24, 2000 through
   February 22, 2000 ...................................    $   --      $6,000
Base Rate Advances, 8.5% and 7.8% at
   December 31, 1999 and 1998,
   respectively ........................................        --         700
                                                            ------      ------
                                                            $   --      $6,700
                                                            ======      ======

    Approximately $147,000, $303,000, and $52,000 of interest was paid in 2000, 1999, and 1998, respectively.

     On January 17, 2001, the Company completed arrangements for a revolving line of credit ("Revolver") with a financial institution. Under the terms of the Revolver, the Company may borrow up to $10 million ("Line of Credit") as determined by a formula based on the Company's Eligible Accounts Receivable and Eligible Saleable Inventory, as defined in the agreement. Under the formula, generally 85% of the Company's U.S. and Canadian receivables, as well as generally 60% of the Company's U.S. saleable inventories, are included in the borrowing base. Amounts outstanding under the Revolver are collateralized by the Company's U.S. and Canadian accounts receivable, and its inventory and general intangibles. The Revolver has an initial term of three years, and provides for annual renewals thereafter.

    The Revolver bears interest at a specified bank's prime rate plus 1% per annum, on the greater of $3.0 million or on the average outstanding balance. The Revolver also requires fees be paid of .5% per annum on unused portions of the Line of Credit. It also provides for early termination fees of up to .75%, in the event the Company terminates the Revolver prior to the end of the initial term.

    The Revolver contains covenants, including the requirement that the Company maintain at all times, certain minimum levels of tangible net worth as defined, at varying specified amounts during the initial term of the agreement, and restrictions on the incurrence of additional indebtedness.

    As of March 15, 2001, there was $3.0 million outstanding under the terms of the Revolver.

8.  DISTRIBUTION AND CAPITAL CONTRIBUTION

    On August 31, 1998, Penford distributed to the shareholders of record of Penford common stock on August 10, 1998, all of the shares of the Company's Common Stock (the "Distribution"). Pursuant to the Distribution, each Penford shareholder of record received three shares of the Company's Common Stock for every two shares of Penford common stock held by them. In connection with the Distribution (i) the Company's Common Stock was registered under the Securities Exchange Act of 1934, as amended, pursuant to the registration statement on Form 10 which was declared effective on July 31, 1998, (ii) the Company's Common Stock was listed with and began trading on the National Market on August 10, 1998 and (iii) Penford obtained a private letter ruling from the Internal Revenue Service to the effect that, among other things, the Distribution qualified as tax-free under Sections 355 and 368 of the Internal Revenue Code of 1986, as amended, and that the receipt of shares of the Company's Common Stock in the Distribution would not result in the recognition of income, gain or loss to Penford's shareholders for federal income tax purposes.

    In connection with the Distribution, the Company and Penford have entered into agreements that govern various interim and ongoing relationships. These agreements include (i) a Separation and Distribution Agreement setting forth the agreement of the parties with respect to the principal corporate transactions which were required to effect the separation of Penford's pharmaceutical business from its specialty carbohydrate-based chemical business and the Distribution, including without limitation Penford's agreement to guarantee the Company's indebtedness under its credit facility (see Note 7); (ii) a Services Agreement pursuant to which Penford continued on an interim basis to provide specified services to the Company until June 30, 2000 or until Penwest no longer needed the services, of which costs were charged to the Company on an actual or allocated basis, plus a specified profit percentage (as of August 31, 1998, significant services were no longer provided to the Company by Penford).; (iii) a Tax Allocation Agreement relating to, among other things, the allocation of tax liability between the Company and Penford in connection with the Distribution, all pre-distribution liabilities are the responsibility of Penford and all post distribution liabilities are those of the respective entities; (iv) an Excipient Supply Agreement pursuant to which Penford will manufacture and supply exclusively to the Company, and the Company will purchase exclusively from Penford, subject to certain exceptions, all the Company's requirements for two excipients marketed by the Company under quantity and pricing terms that the Company believes approximate fair market value; and (v) an Employee Benefits Agreement setting forth the parties' agreements as to the continuation of certain Penford benefit arrangements for the employees of the Company. Subsequent to the Distribution, no terminating liabilities were incurred by Penwest related to the Penford defined benefit plan.

    On August 31, 1998, in connection with the separation of its pharmaceutical business, Penford contributed to the capital of the Company all existing intercompany indebtedness of the Company (the "Contribution") which approximated $50.9 million.

9.  TRANSACTIONS WITH PENFORD

    The amount payable to Penford that was contributed upon the Distribution consisted solely of advances. These advances were generated primarily from the initial acquisition of the Company, the addition of a microcrystalline cellulose plant and the funding of operations. The amounts payable to Penford were non-interest-bearing obligations. Average balances for the 1998 period prior to the Distribution were $46,784,000. The Company also participated in pension and other employee benefit plans sponsored by Penford and purchases inventory from a wholly-owned subsidiary of Penford. The inventory purchases amounted to approximately $951,000, $469,000, and $438,000 for the years ended December 31, 2000, 1999, and 1998, respectively. The Company believes the terms of its employee benefit and inventory purchase transactions approximate those that would have been reached with a third party in an arms length transaction and represent the approximate costs the Company would have incurred on a stand-alone basis. Penford allocated executive office salaries, bonuses and legal fees to the Company in the form of a management fee prior to the Distribution Date. The costs making up the management fee were allocated to the Company based upon its pro rata portion of Penford's consolidated revenue. The Company believes the management fees approximate the actual costs of services provided and represent the approximate costs the Company would have incurred on a stand-alone-basis. Included in selling, general and administrative expenses is a management fee of $219,000 for the year ended December 31, 1998.

10.    EQUITY

    On March 6, 2000, the Company completed a private placement of its common stock to selected institutional and other accredited investors, resulting in the sale of 1,399,232 shares for approximately $18.2 million, less expenses. Approximately $7.7 million was used to repay the existing outstanding balance under the Credit Facility as required by its terms. The Credit Facility is no longer available to the Company.

Penford Stock Option Plan

    Certain of the Company's employees participated in Penford's 1994 Stock Option Plan (the "1994 Plan") for which 1,000,000 shares of common stock had been authorized for grants of options by Penford. The 1994 Plan provided for the granting of stock options at the fair market value of the common stock on the date of grant. Either incentive stock options or non-qualified stock options were granted under the 1994 Plan. The incentive stock options generally vest over five years at the rate of 20% each year and expire 10 years from the date of grant. The non-qualified stock options generally vest over four years at the rate of 25% each year and expire 10 years and 10 days from the date of grant. Changes in Penford stock options granted to employees of Penwest for the year ended December 31, 1998 (through the Distribution) are as follows:

                                                  OPTION PRICE     WTD. AVERAGE
                                       SHARES       RANGE        EXERCISE PRICE
                                      --------   --------------  ---------------
BALANCE, DECEMBER 31, 1997             164,100   $17.00 - 22.50      $19.62
1998
Granted                                     --               --          --
Exercised                               (4,800)  $17.00 - 18.25      $17.83
Transferred to Spin-Off Option Plan   (159,300)  $17.00 - 24.50      $20.15
                                      --------
Balance, December 31, 1998                  --
                                      ========

Penwest Stock Option Plans

    As of December 31, 2000 the Company had two stock option plans: the 1997 Equity Incentive Plan (the "1997 Plan"), and the 1998 Spin-off Option Plan (the "Spin-off Plan"). The 1997 Plan provides for the grant of incentive stock options, nonstatutory stock options, restricted stock awards and other stock-based awards, including the grant of securities convertible into Common Stock and the grant of stock appreciation rights (collectively "Awards"). A total of 2,660,000 shares of Common Stock may be issued pursuant to Awards granted under the 1997 Plan. Awards may be granted at an exercise price which may be less than, equal to or greater than the fair market value of the Common Stock on the date of grant subject to certain limitations. Restricted stock awards entitle recipients to acquire shares of Common Stock, subject to the right of the Company to purchase all or part of such shares from the recipient in the event that the conditions specified in the applicable Award are not satisfied prior to the end of the applicable restriction period established for such Award. During 1998, there were 52,500 restricted shares granted. There were no such shares granted in 1999 or 2000.

    The Company's 1998 Spin-off Option Plan was adopted by the Company in June 1998 to provide for the grant of stock options to employees of Penwest and non-employee directors of Penford who held options to purchase Penford Common Stock as of the Distribution Date and who cease to be employees of Penford under the terms of Penford's stock option plans. As of the Distribution Date, options to purchase 1,000,722 shares of Common Stock were granted to the Company's employees and non-employee directors of Penford under the Spin-off Plan. The exercise price and number of options was calculated so as to preserve the Penford options' approximate value as of the Distribution Date. The Board may not grant any additional options under the Spin-off Plan. If any option expires or is terminated, surrendered, canceled or forfeited, the unused Common Stock covered by such option will cease to be available for grant under the Spin-off Plan.

                                                 OPTION PRICE     WTD. AVERAGE
                                   SHARES           RANGE        EXERCISE PRICE
                                  ---------     -------------    --------------
BALANCE, DECEMBER 31, 1998        1,694,688     $3.70 -  8.67      $ 6.21

1999
Granted .......................     332,307     $4.78 -  9.21      $ 7.33
Exercised .....................     (85,160)    $5.26 -  7.03      $ 6.19
Cancelled .....................     (35,092)    $5.26 -  6.75      $ 6.35
                                  ---------
Balance, December 31, 1999 ....   1,906,743     $3.70 -  9.21      $ 6.41
                                  =========

Options Exercisable ...........     722,818     $3.70 -  9.21      $ 6.00
                                  =========

2000
Granted .......................     597,925     $7.35 - 14.38      $11.82
Exercised .....................     (99,179)    $4.06 -  8.67      $ 5.98
Cancelled .....................    (136,010)    $5.26 - 12.75      $ 7.59
                                  ---------
Balance, December 31, 2000 ....   2,269,479     $3.70 - 14.38      $ 7.77
                                  =========

Options Exercisable ...........   1,072,947     $3.70 - 10.78      $ 6.30
                                  =========


Stock Compensation

    Statement of Financial Accounting Standard No. 123 "Accounting for Stock Based Compensation" requires the Company to disclose the pro forma impact on net loss and loss per basic and diluted share as if compensation expense associated with employee stock options granted to employees of Penwest had been calculated under the fair value method of Statement No. 123 as follows:



                                                                                      YEARS ENDED DECEMBER 31,
                                                                         -----------------------------------------------
                                                                           2000                 1999              1998
                                                                         -------              -------            -------
                                                                               (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net loss - as reported                                                   $(8,786)             $(7,681)           $(8,829)
Net loss - pro forma                                                     $(9,579)             $(9,286)           $(9,712)
Net loss per share, basic and diluted - as reported                      $ (0.71)             $ (0.69)           $ (0.80)
Net loss per share, basic and diluted - pro forma                        $ (0.78)             $ (0.84)           $ (0.88)

    The fair value of each option grant was estimated using the Black-Scholes option-pricing model with the following weighted average assumptions:

                                        2000             1999            1998
                                     ----------       ----------      ----------
Expected dividend yield                   None             None            None
Risk free interest rate                    6.1%            5.80%           5.50%
Expected volatility                         82%              75%            119%
Expected life of options             7.5 years        7.5 years       7.5 years

    The weighted average fair value of options granted during the years ended December 31, 2000, 1999, and 1998 was $11.92, $5.73, and $6.17, respectively.
The weighted average remaining contractual life of options outstanding at December 31, 2000 is 8.0 years. The weighted effect of applying Statement No. 123 for providing pro forma disclosures for the years ended December 31, 2000, 1999, and 1998 is not likely to be representative of the effects in future years because the amounts above reflect only the options granted before 1995 that vest over four to five years. No additional Penford shares were granted to the Company employees subsequent to December 31, 1997.

Employee Stock Purchase Plan

    The Employee Stock Purchase Plan was approved in October 1997 and enables all employees to subscribe "during specified offering periods" to purchase shares of common stock at the lower of 85% of the fair market value of the shares on the first or last day of such offering period. A maximum of 228,000 shares are authorized for issuance under the Plan. There were 20,415 shares, 25,930 shares, and 6,509 shares issued under the Plan during 2000, 1999, and 1998, respectively.

Rights Agreement

    On June 25, 1998, the Company's Board of Directors declared a dividend of one right for each outstanding share of the Company's Common Stock (the "Right") to shareholders of record at the close of business on July 28, 1998. Each Right entitles the registered holder to purchase from the Company one one-thousandth of a share of the Series A Preferred Stock, at a purchase price of $60 in cash, subject to adjustment.

    The Rights are not currently exercisable and will not be exercisable until the earlier of (i) 10 business days (or such later date as may be determined by the Board) following the later of (a) a public announcement that a person or group of affiliated or associated persons (a "Rights Acquiring Person") has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the outstanding shares of Common Stock or (b) the first date on which an executive officer of the Company has actual knowledge that a Rights Acquiring Person has become such, or (ii) 10 business days (or such later date as may be determined by the Board) following the commencement of a tender offer or exchange offer that would result in a person or group beneficially owning 15% or more of such outstanding shares of Common Stock. The Rights will expire upon the close of business on July 27, 2008 unless earlier redeemed or exchanged.

Stock Splits

    On June 19, 1998, the Company effected a 0.76-for-1 reverse stock split, reducing the outstanding shares to 11,036,822 shares of common stock. Accordingly, all share and per share data have been retroactively adjusted to give effect to the stock split and reverse stock split.

11.  COMMITMENTS

Leases

    The Company's manufacturing facility in Finland is leased under a three-year operating lease which includes renewal options with annual rental expense of approximately $225,000 plus additional charges determined on a month-to-month basis for equipment and warehouse usage. In addition, certain of the Company's property, plant and equipment is leased under operating leases ranging from one to fifteen years and includes periodic escalation clauses based on rental market conditions as well as insurance rent payments. Rental expense under operating leases was $583,000, $343,000, and $316,000 for the years ended December 31, 2000, 1999, and 1998, respectively.

Future minimum lease payments as of December 31, 2000 for noncancellable operating leases having initial lease terms of more than one year are as follows:

                          OPERATING
                            LEASES
                        (IN THOUSANDS)
                 2001                     $   574
                 2002                         355
                 2003                         313
                 2004                          63
                 2005                          53
              Thereafter                      107
                                          -------
     Total minimum lease payments         $ 1,465
                                          =======

12.  INCOME TAXES

    The provision (benefit) for federal, state and foreign income taxes consists of the following:

                                                        DECEMBER 31,
                                            -----------------------------------
                                              2000          1999          1998
                                            -------       -------       -------
                                                       (IN THOUSANDS)
Federal:
  Deferred .............................    $    --       $  (218)      $(1,585)
Foreign:
  Current ..............................        290           283            88
  Deferred .............................        (18)          (87)         (100)
State:
   Current .............................         30             2            12
  Deferred .............................         --           (48)         (441)
                                            -------       -------       -------
                                            $   302       $   (68)      $(2,026)
                                            =======       =======       =======

    The reconciliation between the statutory tax rate and those reflected in the Company's income tax provision (benefit) is as follows:

                                                DECEMBER 31,
                                        ---------------------------
                                        2000       1999       1998
                                        ----       ----       ----
Statutory tax rate ..................    (34)%      (34)%      (34)%
Valuation allowance .................     36         35         --
Tax benefit utilized by Penford .....     --         --         19
Foreign taxes .......................      1         (1)        (1)
State taxes, net of federal benefit..     --         --         (3)
Other ...............................      1         (1)        --
                                        ----       ----       ----
                                           4%        (1)%      (19)%
                                        ====       ====       ====

    The components of deferred income tax (assets) and liabilities at December 31 are as follows:

                                                         2000           1999
                                                       --------       --------
                                                           (IN THOUSANDS)
Receivable allowance                                   $    (91)      $    (95)
Inventory reserves and basis differences                   (185)          (282)
Deferred compensation and SERP liability                   (975)          (904)
Deferred revenue                                           (146)            --
Tax credit carryforward                                    (149)            --
Net operating loss carryforwards                         (8,999)        (5,836)
                                                       --------       --------
  Total deferred tax assets                             (10,545)        (7,117)
                                                       --------       --------
Depreciation and amortization                             3,302          3,631
Other                                                       102             80
                                                       --------       --------

  Total deferred tax liabilities                          3,404          3,711
                                                       --------       --------

Net deferred tax asset before valuation allowance        (7,141)        (3,406)
Valuation allowance                                       7,346          3,629
                                                       --------       --------
Net deferred tax liability                             $    205       $    223
                                                       ========       ========

    The Company's income tax payments, primarily comprised of foreign income taxes, approximated $371,000, $243,000, and $151,000 for the years ended December 31, 2000, 1999, and 1998, respectively.

    Through August 31, 1998 the Company was included in the consolidated federal and state tax returns of Penford. In accordance with the Company's tax sharing agreement, the Company was not compensated for tax losses that were utilized by Penford. As a result of Penford fully utilizing all of the Company's tax losses through the Distribution Date, the Company does not possess net operating loss carryforwards attributable to such periods. Through August 31, 1998, Penford had utilized approximately $26,693,000 of federal net operating loss carryforwards that the Company would have had outstanding were it a stand-alone entity through such date, of which approximately $3,393,000, $4,503,000, $5,084,000, $7,643,000 and $6,070,000 would have expired in 2009, 2010, 2011, 2012 and 2013, respectively. In addition, Penford is liable for any federal, state or foreign tax adjustments assessed against the Company for periods through the Distribution Date. The valuation allowance and the deferred tax assets at December 31, 1998 related to deferred compensation and the SERP liability, were recorded in conjunction with the Contribution (see Note 8).

    At December 31, 2000, the Company has federal net operating loss ("NOL") carryforwards of $23,302,000 for income tax purposes, of which approximately $6,187,000 and $8,405,000 and $8,710,000 expire in 2018, 2019, and 2020, respectively. The use of the NOLs is limited to future taxable earnings of the Company. For financial reporting purposes, a valuation allowance of $7.3 million has been recognized to offset net deferred tax assets, primarily attributable to the NOL carry-forward.

    The Company's policy is to permanently reinvest foreign earnings. Accumulated foreign earnings, for which no deferred taxes have been provided, amounted to $3,794,000, $3,372,000 and $2,580,000 as of December 31, 2000, 1999,
and 1998, respectively. If such earnings were to be repatriated, the income tax effect would not be significant.

    Included in the loss before income taxes is foreign income of $977,000, $971,000, and $476,000 for the years ended December 31, 2000, 1999, and 1998, respectively.

13.  PENSION AND OTHER EMPLOYEE BENEFITS

   Savings and Stock Ownership Plans

    The Company's employees participated, prior to the Distribution, in Penford's Savings and Stock Ownership Plan and costs were charged to the Company based upon actual costs incurred for the Company's employees. Seventy-five percent (75%) of employee's contributions were matched up to 6% of the employee's pay, in the form of Penford common stock. A similar plan was adopted by the Company upon the Distribution. The primary changes in the new plan include the shortening of the vesting period from five years to four years and the Company's match is now in the form of cash. The Company's expense under the Plans was $237,000, $212,000, and $217,000 for 2000, 1999, and 1998,
respectively.

    The Plans also include a discretionary annual profit-sharing component that is awarded by Penford's Board of Directors prior to the spin-off and Penwest's Board of Directors subsequent to the spin-off, generally based on achievement of predetermined corporate goals. This feature is available to all employees who meet the eligibility requirements of the Plans. The profit sharing expense related to the Company's employees was $125,000 for 1998. There was no profit sharing expense in 1999 or 2000.

Supplemental Executive Retirement Plan

    The Company has a Supplemental Executive Retirement Plan (SERP), a nonqualified plan, which covers the Chairman and Chief Executive Officer of Penwest. For 2000, 1999, and 1998, the net expense for the SERP incurred by Penwest was $122,000, $141,000, and $56,000, respectively. The allocated costs represent the costs attributable to the Company's employees. As part of the Distribution, the SERP liability was assumed by the Company. The Company does not fund this liability and no assets are held by the Plan. The following disclosures represent information subsequent to the Distribution.

    Change in benefit obligation (in thousands):

                                                        2000          1999
                                                      -------       -------
Benefit obligation at beginning of period ........    $ 1,318       $ 1,388
Service cost .....................................        (16)          (15)
Interest cost ....................................         97            96
Actuarial gains ..................................         54          (151)
                                                      -------       -------
Benefit obligation at December 31 ................    $ 1,453       $ 1,318
                                                      =======       =======

    Funded status (in thousands):

                                                        2000          1999
                                                      -------       -------
Funded status ....................................    $(1,453)      $(1,318)
Unrecognized net transition obligation ...........        220           280
Unrecognized prior service cost ..................         99           162
Unrecognized net actuarial gain ..................       (661)         (796)
                                                      -------       -------
Net amount recognized at December 31,
    (included in deferred compensation)...........    $(1,795)      $(1,672)
                                                      =======       =======

    Components of net periodic benefit cost (in thousands):

                                                               2000        1999
                                                              ------      ------
Service cost.........................................         $ (16)       $(15)
Interest cost........................................            97          96
Amortization of unrecognized transition
  obligation.........................................            60          60
Amortization of prior service cost...................            63          63
Amortization of gains................................           (82)        (63)
                                                               ----        ----
   Net periodic benefit cost.........................          $122        $141
                                                               ====        ====

     The plan's accumulated benefit obligation at December 31, 2000 and 1999 was $1,216,900, and $1,066,000, respectively. The Company's benefit obligation was measured using a weighted average discount rate of 7.5% in 2000 and 1999 and a compensation increase of 3% in 2000 and 1999. The amortization of prior service cost is determined using a straight-line amortization of the cost over the average remaining service period of the employee expected to receive benefits under the Plan.

Health Care and Life Insurance Benefits

    The Company offers health care and life insurance benefits to most active employees. Costs incurred for these benefits were $682,000, $491,000, and $496,000 in 2000, 1999, and 1998, respectively.

Pension Plan

    Prior to the Distribution, Penwest participated in a noncontributory defined benefit pension plan (the "Plan") that covered substantially all employees. The Plan was sponsored by Penford and costs were allocated based upon actual costs incurred for the Company's employees. In addition to the employees of the Company, employees of Penford and its other subsidiaries participated in the Plan. The Company has accounted for its involvement in the overall Plan as a participant in a multi-employer pension plan. Under this method, the Company recognized as net periodic pension costs its allocated contribution for the period. The Company recognized a liability to Penford for any contributions due and unpaid.

    Under the terms of the Employee Benefits Agreement between Penford and Penwest, Penford froze all benefits to employees of Penwest under the Plan as of the Distribution and distributed to each employee his or her fully vested interest in the form of a lump sum payment or an annuity. Based upon the terms of the agreement, there were no termination gains or losses as a result of the freezing of Plan benefits, the termination of the right of employees of the Company to participate in the Plan or the subsequent distribution.

    Benefits for employees are primarily related to years of credited service and final average five-year earnings. Employees generally become eligible to participate in the Plan after attaining age 21 and benefits become vested after five years of credited service.

    Pension expense of $50,000 was recorded for the year ended December 31, 1998 for this Plan. There was no pension expense for 1999 or 2000 as the plan has been terminated.

    14.  LICENSING AGREEMENTS

    The Company enters into collaborative arrangements with pharmaceutical companies to facilitate and expedite the commercialization of its TIMERx drug delivery technology.

    In September 1997, the Company entered into a strategic alliance agreement with Endo Pharmaceuticals Inc. ("Endo") with respect to the development of an extended release formulation of oxymorphone based on the Company's TIMERx technology (the "Endo Product"). Under the agreement, the Company has agreed to manufacture and supply TIMERx material to Endo, and Endo has agreed to manufacture and market the Endo Product in the United States. The manufacture and marketing of the Endo Product outside of the United States may be conducted by the Company, Endo or a third party, as determined by a committee comprised of an equal number of members from each of the Company and Endo. The Company and Endo have agreed to share the costs involved in the development and commercialization of the Endo Products and that the party marketing the Endo Products (which the Company expects will be Endo) will pay the other party royalties equal to 50% of their respective net marketing revenues after fully-burdened costs (although this percentage will decrease as the total U.S. marketing revenues from an Endo Product increase), subject to each party's right to terminate its participation with respect to any Endo Product described above. Endo will purchase formulated TIMERx material for use in the Endo Products exclusively from the Company at specified prices. Such prices will be reflected in the determination of fully-burdened costs. Under the Company's strategic alliance agreement with Endo, the Company is no longer contractually obligated to spend additional funds, but intends to fund the full 50% of the development costs.

    On March 2, 2000, Mylan Pharmaceuticals Inc. ("Mylan") announced that it had signed a supply and distribution agreement with Pfizer, Inc. ("Pfizer") to market a generic version of all three strengths (30 mg, 60 mg, 90 mg) of Pfizer's Procardia XL. As a result of the agreement, Pfizer agreed to dismiss all pending litigation against Mylan. In connection with that agreement, Mylan agreed to pay Penwest a royalty on all future net sales of Pfizer's 30 mg strength of generic Procardia XL, which Mylan launched at the end of March 2000. The royalty percentage is comparable to those called for in Penwest's original agreement with Mylan for Nifedipine XL, a generic equivalent to Procardia XL. Mylan has retained the marketing rights to the 30 mg strength of Nifedipine XL. During the year ended December 31, 2000 and in connection with its March 2000 agreement with Mylan, the Company recognized approximately $2.2 million in revenue from a final shipment of formulated bulk TIMERx manufactured for Nifedipine XL, as well as royalty revenue that was recorded on Mylan's sales of the 30mg strength of generic Procardia XL.

    Approximately $12,102,000, $6,429,000, and $5,084,000 for the years ended
December 31, 2000, 1999, and 1998, respectively, of research and development expense principally related to applications of TIMERx technology to products covered by the Company's collaborative agreements. Since the collaborative agreements can be terminated by either party, the costs associated with such agreements could be discontinued by the Company. Such costs are typically incurred prior to the receipt of milestones, royalties and other payments.

15.  CONTINGENCIES

    In 1994, the Boots Company PLC ("Boots") filed an opposition to a patent granted by the European Patent Office (the "EPO") to the Company relating to its TIMERx technology. In June 1996, the EPO dismissed Boots' opposition, leaving intact all claims included in the patent. Boots has appealed this decision to the EPO Board of Appeals and a hearing date for this case has been set for June 2001. There can be no assurance that the Company will prevail in this matter. Management believes that an estimate of the possible loss or range of loss relating to this matter cannot be made at this time. An unfavorable outcome could materially adversely affect the Company's business, financial condition, cash flows and results of operations.

    Substantial patent litigation exists in the pharmaceutical industry. Patent litigation generally involves complex legal and factual questions, and the outcome frequently is difficult to predict. An unfavorable outcome in any patent litigation affecting the Company could cause the Company to pay substantial damages, alter its products or processes, obtain licenses and/or cease certain activities. Even if the outcome is favorable to the Company, the Company could incur substantial litigation costs. Although the legal costs of defending litigation relating to a patent infringement claim (unless such claim relates to TIMERx) are generally the contractual responsibility of the Company's collaborators, the Company could nonetheless incur significant unreimbursed costs in participating and assisting in the litigation.

16.  SEGMENT INFORMATION

    The Company is engaged in the research, development and commercialization of novel drug delivery technologies. The Company has extensive experience in developing and manufacturing tabletting ingredients for the pharmaceutical industry. The Company's product portfolio ranges from excipients that are sold in bulk, to more technically advanced and patented excipients that are licensed to customers and conducts its business primarily in North America and Europe. The European operations consist of a manufacturing facility in Nastola, Finland and sales offices in Reigate, England and Bodenheim, Germany. None of the European locations, other than Finland, is individually significant. Intercompany sales include a profit component for the selling company. Intercompany sales and profits are eliminated in consolidation. Corporate operating expenses are not allocated to the European operations. Operating profit represents gross profit less selling, general and administrative expenses and, for North America, research and development expense.

                          NORTH
                         AMERICA     FINLAND   OTHER    ELIMINATIONS     TOTAL
                         -------     -------   -----    ------------     -----

                                           (IN THOUSANDS)
DECEMBER 31, 2000
Total Revenues ........  $40,922     $5,708   $2,948       $(7,520)      $42,058
Long-lived Assets .....  $22,371     $  604   $   20                     $22,995


DECEMBER 31, 1999
Total Revenues ........  $35,290     $5,490   $4,038       $(7,511)      $37,307
Long-lived Assets .....  $23,377     $  650   $   34                     $24,061

DECEMBER 31, 1998
Total Revenues ........  $27,854     $3,844   $3,411       $(5,960)      $29,149
Long-lived Assets .....  $24,572     $  855   $   66                     $25,493


    Neither the revenues nor long-lived assets in Germany or the United Kingdom, individually or in the aggregate, exceed 10% of total revenues or long-lived assets, respectively, of the Company.

17. QUARTERLY FINANCIAL DATA (UNAUDITED)

Summarized quarterly financial data for the years ended December 31, 2000 and 1999 is as follows:

                                            FIRST QUARTER ENDED          SECOND QUARTER ENDED
                                               MARCH 31, 2000                JUNE 30, 2000
                                                (UNAUDITED)                   (UNAUDITED)
                                        ---------------------------   ---------------------------
                                        As Previously       As        As Previously        As
                                          Reported      Restated(b)      Reported     Restated(b)
                                        -------------   -----------   -------------   -----------
Total revenues (a) ...................    $ 11,349       $ 11,375       $  8,821       $  8,903
Gross profit .........................       4,576          4,558          3,572          3,619
 Loss before cumulative effect of
  change in accounting principle .....      (1,291)        (1,309)        (2,155)        (2,108)
 Cumulative effect of change in
  accounting principle ...............          --           (410)            --             --
                                          --------       --------       --------       --------
Net loss .............................    $ (1,291)      $ (1,719)      $ (2,155)      $ (2,108)
                                          ========       ========       ========       ========

Basic and diluted amounts per share:
 Loss per share before cumulative
  effect of change in accounting
  principle ..........................    $  (0.11)      $  (0.11)      $  (0.17)      $  (0.17)
 Cumulative effect of change in
  accounting principle ...............          --          (0.04)            --             --
                                          --------       --------       --------       --------
Net loss per share ...................    $  (0.11)      $  (0.15)      $  (0.17)      $  (0.17)
                                          ========       ========       ========       ========


                                          THIRD QUARTER ENDED        FOURTH QUARTER ENDED
                                          SEPTEMBER 30, 2000          DECEMBER 31, 2000
                                              (UNAUDITED)                (UNAUDITED)
                                    ---------------------------
                                    As Previously         As
                                       Reported       Restated (b)
                                    -------------   --------------
Total revenues (a) ...............    $  11,242         $ 11,224          $ 10,556
Gross profit .....................        4,192            4,144             4,434
 Loss before cumulative effect of
  change in accounting principle .       (2,097)          (2,145)           (2,812)
Cumulative effect of change in
  accounting principle ...........           --               --                --
                                      ---------         --------          --------
Net loss .........................    $  (2,097)        $ (2,145)         $ (2,812)
                                      =========         ========          ========
Basic and diluted amounts per
   share:
 Loss per share before cumulative
  effect of change in accounting
   principle .....................    $   (0.17)        $  (0.17)         $  (0.22)
 Cumulative effect of change in
   accounting principle ..........           --               --                --
                                      ---------         --------          --------
Net loss per share ...............    $   (0.17)        $  (0.17)         $  (0.22)
                                      =========         ========          ========

                                                FIRST QUARTER ENDED                    SECOND QUARTER ENDED
                                                  MARCH 31, 1999                           JUNE 30, 1999
                                                    (UNAUDITED)                             (UNAUDITED)
                                           As Previously        As                  As Previously        As
                                             Reported        Restated                  Reported       Restated
                                           -------------     --------               -------------     ---------
Total revenues (a) ....................      $  9,816        $  9,841                 $  8,344        $ 8,365
Gross profit ..........................      $  2,872        $  2,872                 $  2,491        $ 2,491
Net loss ..............................      $ (1,541)       $ (1,541)                $ (2,260)       $(2,260)
                                             =========       =========                =========       ========
Basic and diluted net loss per
  Share ...............................      $  (0.14)       $  (0.14)                $  (0.20)       $ (0.20)
                                             =========       =========                =========       ========


                                                THIRD QUARTER ENDED                    FOURTH QUARTER ENDED
                                                SEPTEMBER 30, 1999                      DECEMBER 31, 1999
                                                   (UNAUDITED)                              (UNAUDITED)
                                           As Previously        As                  As Previously       As
                                              Reported       Restated                 Reported       Restated
                                           -------------     --------               -------------    ---------
Total revenues (a) ....................       $ 9,721        $ 9,747                  $  9,326       $  9,354
Gross profit...........................       $ 3,110        $ 3,110                  $  2,945       $  2,945
Net loss ..............................       $(1,877)       $(1,877)                 $ (2,003)      $ (2,003)
                                              ========       ========                 =========      =========
Basic and diluted net loss per
  Share ...............................       $ (0.17)       $ (0.17)                 $  (0.18)      $  (0.18)
                                              ========       ========                 =========      =========


a) Amounts restated for the adoption of EITF No. 00-10 "Accounting for Shipping and Handling Fees and Costs."

b)          Amounts restated for the adoption of Staff Accounting Bulletin No.
            101 ("SAB 101").

SCHEDULE II - VALUATION AND QUALIFYING ACCOUNTS

                           PENWEST PHARMACEUTICALS CO.
                                DECEMBER 31, 2000

                                 (IN THOUSANDS)

                                                                      Charged to
                                           Balance at   Charged to      Other                            Balance at
                                           Beginning     Costs and     Accounts     Deductions             End of
                                           of Period     Expenses      Describe      Describe              Period
Year ended December 31, 2000
  Allowance for Doubtful Accounts             $245         $(31)                       $(21)      (a)       $235
  Inventory Allowances                        $277         $334                        $585       (b)       $ 26


Year ended December 31, 1999
  Allowance for Doubtful Accounts             $227         $ 32          --            $ 14       (a)       $245
  Inventory Allowances                        $132         $243          --            $ 98       (b)       $277

Year ended December 31, 1998
  Allowance for Doubtful Accounts             $337         $ 74          --            $184       (a)       $227
  Inventory Allowances                        $ 80         $ 52          --              --                 $132

(a)  Uncollectible accounts written off, net of recoveries.

(b)  Disposals of unrecoverable inventory costs.